Sub-Item 77Q2

Nuveen Quality Preferred Income Fund
811-21082
333-87040

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the officer listed below was filed late on September 24, 2004, accession number
0001189642-04-000544.

There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

Stephen Foy